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Exhibit 99.1 News Release

[LOGO]





          Sorrento Networks Shareholders Approve Restructuring Plan by
                                   Wide Margin

    Landmark Achievement Will Significantly Strengthen the Company's Balance
          Sheet and Provide Financial Flexibility for Continued Growth

San Diego, CA - May 29, 2003 - Sorrento Networks Corporation (Nasdaq NM: FIBR), a leading supplier of intelligent optical networking solutions for metro and regional applications, announced today that its shareholders overwhelmingly voted in favor of the capital and corporate restructuring plan.

The Company's shareholders ratified the restructuring plan at a special shareholder meeting held on May 29, 2003, in San Diego, CA. The Company received proxies representing greater than 50% of the shares eligible to vote, constituting a quorum. The proposed capital restructuring was favorably received by a substantial majority of those who cast ballots and all of the propositions passed with votes in favor ranging from 71% to 95%.

"We are very pleased that our shareholders have approved the restructuring plan," stated Phil Arneson, chairman and chief executive officer of Sorrento Networks. "This is truly a landmark achievement and demonstrates the strong confidence that our investors have in Sorrento's future success. I cannot overemphasize how important this is for the Company."

Arneson continued, "When completed, this comprehensive restructuring will give us a new beginning, with the following benefits:

o   Eliminates significant debt from the Company's balance sheet
o   Provides financial flexibility for raising additional capital
o Opens up new sales opportunities with major customers by removing financial uncertainty, and
o Simplifies our corporate structure and streamlines operations for greater efficiencies."

Arneson then added, "Sorrento is emerging stronger than ever and is poised for growth. Our technology is excellent and our product strategy is sound. Our customer base is intact and loyal, and we have the right people to execute. This would not have been accomplished without the perseverance of Sorrento's loyal employees, to whom I am grateful. On behalf of Sorrento's Board and management, I also wish to thank the debenture holders and the Series A preferred shareholders for their cooperation with and confidence in Sorrento."




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"With the restructuring nearing completion, we can now focus all of our energies on raising additional capital and executing our business initiatives of growing revenues, expanding our customer base, and developing next-generation products."

"Huge nonrecurring expenses are behind us. Enormous management distractions are behind us. We know what we have control over. We know what we can accomplish. The market will come back," concluded Arneson.

                           Restructuring Plan Summary
                           --------------------------

Details of the restructuring plan were presented in a proxy statement sent to shareholders on April 15, 2003. Briefly, the agreement provides that $81 million in debt obligations currently on the Company's balance sheet (consisting of the Company's $32.2 million in convertible bonds and all Series A Preferred shares) will be converted into common shares of the Company and into $12.5 million in secured convertible debentures maturing in August 2007. The outstanding Series A "put" of $48.8 million against Sorrento Networks, Inc. will be withdrawn. The Senior Convertible Debenture Holders and Series A Preferred Shareholders will receive common shares and new convertible debentures, which, in the aggregate, will represent approximately 87.5% of the Company's common stock on a diluted basis. Existing shareholders will retain 7.5% of the common stock of the Company on the same diluted basis and will receive non-transferable warrants to purchase approximately 5% of the Company's common stock.

The Company will reincorporate in Delaware and, post-closing, will simplify its corporate structure by merging its operating and non-operating subsidiaries into a new Delaware corporation. The formal transfer of preferred shares and convertible debentures for common shares is expected to close in early June 2003. An amendment to the Exchange Agreement extending the closing deadline from May 30 to June 6, 2003, has been approved by the requisite percentages of debenture holders and Series A preferred shareholders.


                                 Nasdaq Listing
                                 --------------

Completion of the restructuring plan will satisfy the remaining requirements for continued listing on the Nasdaq National Market and the Company will possess shareholder equity of at least $10 million. A formal request to the Nasdaq Listing Qualifications Panel to extend the deadline for compliance from May 30 to June 6, 2003, will be submitted this week.

                         First Quarter Financial Results
                         -------------------------------

The Company also announced today that it expects to release its financial results for the fiscal first quarter ended April 30, 2003, on Monday, June 2, 2003, and that it will hold a conference call to discuss these results one week later, following the anticipated closing of the restructuring transaction, on Monday, June 9, 2003, at 2:00 pm PT (5:00 pm ET). Details regarding the conference call will be forthcoming next week.





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About Sorrento Networks
Sorrento Networks, headquartered in San Diego, is a leading supplier of intelligent optical networking solutions for metro and regional applications worldwide. Sorrento Networks' products support a wide range of protocols and network traffic over linear, ring and mesh topologies. Sorrento Networks' existing customer base and market focus includes communications carriers and service providers in the telecommunications, cable TV and utilities markets. Recent news releases and additional information about Sorrento Networks can be found at www.sorrentonet.com.

Forward-Looking Statements
Except for historical information contained herein, the matters discussed in this release are forward-looking statements that involve risks and uncertainties. Words such as "plans," "expects," "intends," and variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The occurrence of actual events may differ materially due to a variety of factors, including without limitation the following: (1) Sorrento Networks' ability to close the restructuring contemplated by the definitive agreement with the Series A Preferred Shareholders and the Senior Convertible Debenture Holders; (2) Sorrento Networks' ability to fund its operations until such time that revenue and orders improve, including its ability to raise additional equity or debt financing; (3) Sorrento Networks' ability to come into compliance with Nasdaq listing requirements within the timeframe required by Nasdaq; (4) unanticipated technical problems relating to Sorrento Networks' products; (5) Sorrento Networks' ability, or lack thereof, to make, market and sell optical networking products that meet with market approval and acceptance; (6) the greater financial, technical and other resources of Sorrento Networks' many, larger competitors in the marketplace for optical networking products; (7) changed market conditions, new business opportunities or other factors that might affect Sorrento Networks' decisions as to the best interests of its shareholders; (8) other risks detailed from time to time in Sorrento Networks' reports filed with the U.S. Securities and Exchange Commission.

Sorrento Investor Contact
Joe Armstrong
(858) 450-4934
jarmstrong@sorrentonet.com


                             Sorrento Media Contact
                             ----------------------

Demetri Elias, Ph.D.
(858) 450-4938
delias@sorrentonet.com

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